Exhibit 99.1

PRESS RELEASE

Plantronics Reports Q1 Fiscal Year 2007 Financial Results

FOR INFORMATION, CONTACT: Jon Alvarado Treasurer and Director, Investor Relations (831) 458-7533	FOR IMMEDIATE RELEASE July 25, 2006

SANTA CRUZ, CA. - July 25, 2006 - Plantronics, Inc., (NYSE: PLT) today announced first quarter revenues of $195.1 million, an increase of 31% from $148.9 million in the first quarter of fiscal 2006. Of the $46 million in revenue growth, $31.3 million was derived from Altec Lansing products whose revenues are included in our Audio Entertainment Group (AEG) segment. GAAP EPS, which now includes the cost of equity-based compensation, was $0.25. Non-GAAP EPS was $0.28 in comparison to $0.44 in the year ago quarter.

The difference between GAAP and non-GAAP earnings per share includes the after-tax cost of equity-based compensation which was approximately $3 million or $0.06 per share and a gain on sale of land we had owned in Maryland which added $0.03 to earnings per share. Since the sale of this property was uncertain, we did not include the expected gain in our May 2, 2006 earnings guidance. Thus, revenues and non-GAAP earnings per share were at the low end of the range we provided on May 2, 2006 at which time we estimated revenues of $195 - $205 million and non-GAAP EPS of $0.28 to $0.33 for the first quarter.

Ken Kannappan, President and CEO, noted, “We remain confident in our long-term market opportunities, though near-term conditions have weakened. We believe the weaker demand is primarily the result of macro-economic factors contributing to a slowdown in the markets we serve. In light of the current environment, we reduced the level of marketing expenditures otherwise planned for our first quarter. We believe these weak demand trends are likely to continue and we are focusing on improving effectiveness and reducing cost broadly.”

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

ACG Segment

First quarter revenues of $163.7 million were up 10% in comparison to the year ago quarter. Revenue growth was driven by headsets for mobile phones, up $8.9 million or 33% due to the success of our Plantronics-branded Bluetooth headsets. Almost equal in terms of dollar contribution to revenue growth was our Office and Contact Center (OCC) business, up $8.8 million or 8% versus the year ago quarter. Within OCC, revenues from wireless office headsets were up 53% while revenue from professional grade corded headsets were down 10% compared to a year ago. Computer, gaming and Clarity product revenues were all down versus a year ago.

Sequentially, first quarter revenues declined 3% as a result of a further decline in professional grade corded headsets and a 1% decline in revenues of office wireless headsets. Finally, mobile revenues were flat sequentially, with slight growth in Bluetooth headsets offset by a decline in corded products, and Clarity revenues were up 9%.

Non-GAAP gross margin was down 5.8 points compared to the year ago but was up 0.2 points sequentially. The decline in professional grade corded products was the most significant factor reducing gross margin compared to the first quarter of fiscal 2006. Other significant factors compared to the year ago first quarter were higher provisions for excess and obsolete inventory and freight costs. With inventories increasing and market conditions fluctuating rapidly, we continue to face challenges in these areas. There were other items that were slightly negative versus a year ago but those factors were more than offset by excellent component cost reductions particularly for Bluetooth products where margins improved compared to a year ago.

Non-GAAP gross margin improved slightly sequentially despite a less favorable overall product mix and higher warranty costs as a percent of revenue. Component cost reductions and better factory utilization offset the impact of mix and warranty cost.

Given the weaker environment which has been developing, we reduced the level of marketing expenditures we had planned for the first quarter and re-evaluated elements of the marketing campaign planned for the balance of the year. Based on our review, we re-allocated certain funds to shorter-cycle marketing programs that should yield a better return on investment in the near-term. We are continuing to evaluate the extent and types of marketing programs we will undertake for the balance of the year. In addition to the review of marketing programs, we initiated a broad cost reduction program.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

AEG Segment

First quarter revenues of approximately $31.3 million were down 17% from $37.8 million in the March quarter. Based on Altec Lansing’s historical seasonality, we expected a revenue decline in the range of 5-10%. The actual 17% sequential revenue decrease was driven by weaker U.S. retail market conditions for iPod-related accessories. Significant promotional allowances were required to obtain sell-through and maintain placement. The slower growth in MP3 shipments than the industry had anticipated resulted in too many products competing for the same shelf space and consumer share of wallet. We believe these factors have not yet abated and that market conditions are likely to remain tough through the summer, and potentially into the fall.

Promotional allowances reduce revenue and gross margin, and were the primary reason that the AEG segment realized a non-GAAP gross margin of 18.9%, well below our long-term target model range of 30-35% and down sequentially from 32.6%. As a result of lower revenues and a low gross margin, AEG had a non-GAAP operating loss of $5.6 million in the quarter.

During the June quarter, AEG completed development of four new products which will begin shipping in the September quarter and which have the potential to contribute meaningfully to AEG’s revenue over the next twelve months. The most prominent is the inMotion im500 released last week, an ultra-thin portable speaker system designed specifically for the iPod nano in both form and function.

Balance Sheet and Cash Flow Highlights

“As anticipated, our inventories increased substantially and in fact, increased somewhat more than anticipated given that AEG’s inventories also increased. Primarily as a result of inventory growth, our cash flow from operations was $4.5 million,” noted Barbara Scherer, SVP & CFO. “We paid our line of credit down by $9 million during the quarter and our total cash, cash equivalents and short-term investments decreased by $18.2 million in comparison to the March quarter.”

During the quarter, the Company repurchased the 175,000 shares that remained authorized for repurchase under our 17th repurchase program. The total cost of the shares repurchased was approximately $4 million at a weighted average purchase price of $22.95. Over the last five fiscal years, we repurchased approximately 9.5 million shares for a total of $218 million. Our philosophy is to return cash flow and cash balances in excess of business requirements to stockholders in the form of share repurchases when expected to be strongly accretive and through regular quarterly dividend payments. Our level of cash and cash flow is not currently providing excess with which to make share repurchases and we believe it is not prudent to add financial risk to business risk, especially during a period in which market and industry conditions appear broadly weaker and visibility is more limited than ever. Thus, we do not plan to borrow or otherwise leverage the Company to repurchase stock. As we reduce inventory and improve inventory turns, and our overall cash and cash flow position improves, we will of course revisit the desirability of another share repurchase program. We remain committed to using excess cash and cash flow to drive stockholder value over the long term.

Business Outlook

The following statements are based on current expectations. Many of these statements are forward-looking, and actual results may differ materially.

We have a “book and ship” business model whereby we ship most orders to our customers within 48 hours of our receipt of those orders, and we thus cannot rely on the level of backlog to provide visibility into potential future revenues.

Based on all of the foregoing, we are currently expecting the following financial results for Q2 FY07:

•	Revenues for the second quarter of fiscal 2007 to be in the range of $190 - $200 million
o	$160 - $165 million for ACG
o	$30 - $35 million for AEG
•
Gross and operating margins to improve sequentially in the AEG segment, but that the segment is still likely to run a loss in the second quarter given that gross margin is unlikely to return to our target model given what we anticipate will continue to be an aggressive promotional environment.

•	Operating expenses, primarily for marketing, to increase sequentially in ACG
•	A small FX loss compared to an $800k FX gain in Q1
•	Consolidated GAAP tax rate to be in the range of 20 - 25%
o	Rate is higher when pre-tax profits are higher
o
Rate is heavily dependent on the results of operations of AEG as losses in that group result in a lower consolidated corporate rate (whereas profits in AEG result in a higher consolidated corporate tax rate)

•	GAAP earnings per share of approximately $0.16 to $0.21
•	Non-GAAP earnings per share for the second quarter of fiscal 2007 to be in the range of $0.22 - $0.27

Plantronics does not intend to update these targets during the quarter or to report on its progress toward these targets. Plantronics will not comment on these targets to analysts or investors except by its next press release announcing its second quarter fiscal year 2007 results or by other public disclosure. Any statements by persons outside Plantronics speculating on the progress of the second quarter of the fiscal year will not be based on internal Company information and should be assessed accordingly by investors. The statements do not reflect the potential impact of any mergers or acquisitions that may be completed after the date of this release.

Conference Call Scheduled to Discuss Financial Results
Plantronics has scheduled a conference call to discuss the contents of this release. The conference call will take place today, Tuesday, July 25 at 2:00 PM (PDT). All interested investors and potential investors in Plantronics stock are invited to participate. To listen please dial in five to ten minutes prior to the scheduled starting time and refer to the "Plantronics Conference Call." Participants from North America should call (888) 301-8736 and other participants should call (706) 634-7260.

A replay of the call with the conference ID #6178327 will be available for 72 hours at (800) 642-1687 for callers from the United States and at (706) 645-9291 for all other callers. The conference call will also be simultaneously web cast at www.plantronics.com under Investor Relations, and the web cast of the conference call will remain available at the Plantronics Web site for thirty days.

Use of Non-GAAP Financial Information
We are reporting GAAP versus non-GAAP for equity based compensation expense and to isolate the earnings per share impact of the real estate transaction. We believe this is appropriate to enhance an overall understanding of our comparative financial performance and our prospects for the future.

We also believe that our estimates of expense and the earnings per share impact from equity compensation pursuant to FAS 123(R) are subject to a number of risks and uncertainties which we had not faced prior to the first fiscal quarter of 2007, including our estimates of the forfeiture rate, estimating the impact on diluted shares outstanding pursuant to the Treasury Stock method, and the tax rate which will apply to the pre-tax expense. Therefore, we are also estimating earnings per share for the second quarter on a GAAP and non-GAAP basis.

SAFE HARBOR

This release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include our estimates of revenues and earnings for the second quarter of fiscal 2007. These forward-looking statements involve a number of risks and uncertainties, and are based on current information and management judgment.

Among the factors that could cause actual results to differ materially from those projected are:

•	Our operating results are difficult to predict;
•
The market for our products is characterized by rapidly changing technology, short product life cycles, and frequent new product introductions, and we may not be able to develop, manufacture or market new products in response to changing customer requirements and new technologies;

•	The actions of existing and/or new competitors, especially with regard to pricing and promotional programs;
•	The inability to successfully develop, manufacture and market new products and achieve volume shipment schedules to meet demand;
•	A softening of the level of market demand for our products within our core contact center market and/or in the newer office, mobile, computer and residential markets;
•	The entry of new competitors which could be spurred by changes in the regulatory environment, particularly laws requiring the use of hands-free devices by drivers when using cellular telephones;
•	Variations in sales and profits in higher tax, as compared to lower tax, jurisdictions;
•	Fluctuations in foreign exchange rates; and
•	Changes in the regulatory environment either as to headsets directly or as to the products, such as mobile phones, with which our products are used.
•
Additional risk factors include: changes in the timing and size of orders from our customers, price erosion, increased requirements from retail customers for marketing and advertising funding, failure to match production to demand, interruption in the supply of sole-sourced critical components, continuity of component supply at costs consistent with our plans, failure of our distribution channels to operate as we expect, failure to develop products that keep pace with technological changes, the inherent risks of our substantial foreign operations, problems which might affect our manufacturing facilities in Mexico or in China, further terrorist acts, our nation's response to terrorist attacks and the effects of these activities on capital and consumer spending, and the loss of the services of key executives and employees.

For more information concerning these and other possible risks, please refer to the Company's Annual Report on Form 10-K filed on June 5, 2006, quarterly reports filed on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html

Financial Summaries

The following related charts are provided:
•	Summary Unaudited Condensed Consolidated Financial Statements
•	Summary Unaudited Condensed Statements of Operations by Segment
•	Unaudited GAAP to Non-GAAP Statement of Operations Reconciliation for Plantronics, Inc.
•	Unaudited GAAP to Non-GAAP Statements of Operations Reconciliation by Segment
•	Summary Unaudited Statements of Operations and Related Data

About Plantronics

In 1969, a Plantronics headset carried the historic first words from the moon: “That’s one small step for man, one giant leap for mankind.”  Since then, Plantronics has become the headset of choice for mission-critical applications such as air traffic control, 911 dispatch, and the New York Stock Exchange.  Today, this history of Sound Innovation™ is the basis for every product we build for the office, contact center, personal mobile, entertainment and residential markets. The Plantronics family of brands includes Plantronics, Altec Lansing, Clarity, and Volume Logic. For more information, go to www.plantronics.com or call (800) 544-4660.

Altec Lansing, Clarity, Plantronics, Sound Innovation, and Volume Logic are trademarks or registered trademarks of Plantronics, Inc. All other trademarks are the property of their respective owners.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three months ended
	June 30,	June 30,
	2005	2006

Net revenues	$148,909	$195,069
Cost of revenues	75,760	119,094
Gross profit	73,149	75,975
Gross profit %	49.1%	38.9%

Research, development and engineering	13,766	18,600
Selling, general and administrative	29,892	44,888
Gain on sale of land	-	(2,637)
Total operating expenses	43,658	60,851
Operating income	29,491	15,124
Operating income %	19.8%	7.8%

Interest and other income (expense), net	232	985
Income before income taxes	29,723	16,109
Income tax expense	8,025	3,818
Net income	$21,698	$12,291

% of Net revenues	14.6%	6.3%

Diluted earnings per common share	$0.44	$0.25
Shares used in diluted per share calculations	49,335	48,268

Tax rate	27.0%	23.7%

UNAUDITED CONSOLIDATED BALANCE SHEETS
	March 31,	June 30,
	2006	2006
ASSETS
Cash and cash equivalents	$68,703	$58,486
Short-term investments	8,029	-
Total cash, cash equivalents, and
short-term investments	76,732	58,486
Restricted cash	-	2,667
Accounts receivable, net	118,008	121,702
Inventory	105,882	135,979
Deferred income taxes	12,409	12,428
Other current assets	15,318	13,338
Total current assets	328,349	344,600
Property, plant and equipment, net	93,874	97,738
Intangibles, net	109,208	107,134
Goodwill	75,077	75,286
Other assets	5,741	5,085
	$612,249	$629,843
LIABILITIES AND STOCKHOLDERS' EQUITY
Line of credit	$22,043	$13,024
Accounts payable	48,574	61,052
Accrued liabilities	43,081	47,838
Income taxes payable	13,231	15,523
Total current liabilities	126,929	137,437
Deferred tax liability	48,246	46,976
Long-term liability	1,453	973
Total liabilities	176,628	185,386
Stockholders' equity	435,621	444,457
	$612,249	$629,843

AUDIO COMMUNICATIONS GROUP
SUMMARY CONDENSED FINANCIAL STATEMENTS
(in thousands, except per share data)

UNAUDITED STATEMENTS OF OPERATIONS
	Three months ended
	June 30,	June 30,
	2005	2006

Net revenues	$148,909	$163,737
Cost of revenues	75,760	93,664
Gross profit	73,149	70,073
Gross profit %	49.1%	42.8%

Research, development and engineering	13,766	16,018
Selling, general and administrative	29,892	35,875
Gain on sale of land	-	(2,637)
Total operating expenses	43,658	49,256
Operating income	$29,491	$20,817
Operating income %	19.8%	12.7%

AUDIO ENTERTAINMENT GROUP
SUMMARY CONDENSED FINANCIAL STATEMENTS
(in thousands, except per share data)

UNAUDITED STATEMENTS OF OPERATIONS
Three months ended
June 30,
2006

Net revenues	$31,332
Cost of revenues	25,430
Gross profit	5,902
Gross profit %	18.8%

Research, development and engineering	2,582
Selling, general and administrative	9,013
Total operating expenses	11,595
Operating loss	$(5,693)
Operating loss %	-18.2%

PLANTRONICS, INC.
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
	Quarter Ended		Quarter Ended
	June 30, 2005		June 30, 2006
	GAAP	GAAP	Excluded(1)	Non-GAAP

Net revenues	$148,909	$195,069	$-	$195,069
Cost of revenues	75,760	119,094	(788)	118,306
Gross profit	73,149	75,975	788	76,763
Gross profit %	49.1%	38.9%		39.4%

Research, development and engineering	13,766	18,600	(1,027)	17,573
Selling, general and administrative	29,892	44,888	(2,621)	42,267
Gain on sale of land	-	(2,637)	2,637	-
Total operating expenses	43,658	60,851	(1,011)	59,840
Operating income	29,491	15,124	1,799	16,923
Operating income %	19.8%	7.8%		8.7%

Interest and other income (expense), net	232	985	-	985
Income before income taxes	29,723	16,109	1,799	17,908
Income tax expense	8,025	3,818	443	4,261
Net income	$21,698	$12,291	$1,356	$13,647

% to Net revenues	14.6%	6.3%		7.0%

Diluted earnings per common share	$0.44	$0.25	$0.03	$0.28
Shares used in diluted per share calculations	49,335	48,268	48,268	48,268

(1) Excludes stock-based compensation and gain on sale of land.

AUDIO COMMUNICATIONS GROUP
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

UNAUDITED STATEMENTS OF OPERATIONS
	Quarter Ended		Quarter Ended
	June 30, 2005		June 30, 2006
	GAAP	GAAP	Excluded(2)	Non-GAAP

Net revenues	$148,909	$163,737	$-	$163,737
Cost of revenues	75,760	93,664	(780)	92,884
Gross profit	73,149	70,073	780	70,853
Gross profit %	49.1%	42.8%		43.3%

Research, development and engineering	13,766	16,018	(999)	15,019
Selling, general and administrative	29,892	35,875	(2,518)	33,357
Gain on sale of land	-	(2,637)	2,637	-

Total operating expenses	43,658	49,256	(880)	48,376
Operating income	$29,491	$20,817	$1,660	$22,477
Operating income %	19.8%	12.7%		13.7%

(2) Excludes stock-based compensation and gain on sale of land.

AUDIO ENTERTAINMENT GROUP
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

UNAUDITED STATEMENTS OF OPERATIONS
		Quarter Ended
		June 30, 2006
	GAAP	Excluded(3)	Non-GAAP

Net revenues	$31,332	$-	$31,332
Cost of revenues	25,430	(8)	25,422
Gross profit	5,902	8	5,910
Gross profit %	18.8%		18.9%

Research, development and engineering	2,582	(28)	2,554
Selling, general and administrative	9,013	(103)	8,910
Total operating expenses	11,595	(131)	11,464
Operating loss	$(5,693)	$139	$(5,554)
Operating loss %	-18.2%		-17.7%

(3) Excludes stock-based compensation.

Use of Non-GAAP Financial Information
To supplement our consolidated financial statements presented on a GAAP basis, Plantronics uses non-GAAP measures of operating results, which are adjusted to exclude the impact of all stock-based compensation charges under FAS 123R, and the gain on sale of land, which Plantronics considers a non-recurring transaction. At the segment level, we have presented non-GAAP statements that only show our results to the operating income line. On a consolidated basis, we have presented full non-GAAP statement of operations. The non-GAAP financial measures should not be considered a substitue for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and the reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Summary of Unaudited Statements of Operations and Related Data

	Q105	Q205	Q305	Q405	FY05	Q106	Q206 (1)	Q306	Q406	FY06 (1)	Q107 (2)
Net revenues	$131,370	$130,220	$150,583	$147,822	$559,995	$148,909	$172,225	$222,512	$206,748	$750,394	$195,069
Cost of revenues	61,703	60,719	75,150	73,965	271,537	75,760	98,223	128,486	121,671	424,140	118,306
Gross profit	69,667	69,501	75,433	73,857	288,458	73,149	74,002	94,026	85,077	326,254	76,763
Gross profit %	53.0%	53.4%	50.1%	50.0%	51.5%	49.1%	43.0%	42.3%	41.2%	43.5%	39.4%

Research, development and engineering	10,044	10,838	11,989	12,345	45,216	13,766	16,122	15,980	16,930	62,798	17,573
Selling, general and administrative	28,920	25,305	31,642	30,754	116,621	29,892	37,823	43,130	42,249	153,094	42,267
Operating expenses	38,964	36,143	43,631	43,099	161,837	43,658	53,945	59,110	59,179	215,892	59,840

Operating income	30,703	33,358	31,802	30,758	126,621	29,491	20,057	34,916	25,898	110,362	16,923
Operating income %	23.4%	25.6%	21.1%	20.8%	22.6%	19.8%	11.6%	15.7%	12.5%	14.7%	8.7%

Income before income taxes	31,038	34,271	33,947	31,104	130,360	29,723	21,088	34,320	27,423	112,554	17,908
Income tax expense	8,691	9,596	9,505	5,048	32,840	8,025	7,381	9,279	6,719	31,404	4,261
Income tax expense as a percent
of income before taxes	28.0%	28.0%	28.0%	16.2%	25.2%	27.0%	35.0%	27.0%	24.5%	27.9%	23.8%

Net income	22,347	24,675	24,442	26,056	97,520	21,698	13,707	25,041	20,704	81,150	13,647
Diluted shares outstanding	50,428	50,638	51,365	50,967	50,821	49,335	49,007	48,165	48,637	48,788	48,268
Diluted EPS	$0.44	$0.49	$0.48	$0.51	$1.92	$0.44	$0.28	$0.52	$0.43	$1.66	$0.28

Net revenues from unaffiliated customers:
Audio Communication Group
Office and Contact center	82,815	86,204	92,470	104,846	366,335	105,425	107,475	114,290	119,334	446,524	114,267
Mobile	34,458	28,815	35,469	26,520	125,262	26,868	26,682	29,973	35,810	119,333	35,806
Gaming and Computer	6,992	8,515	15,259	9,038	39,804	9,344	8,906	9,419	7,987	35,656	7,289
Other specialty products	7,105	6,686	7,385	7,418	28,594	7,272	7,237	7,837	5,866	28,212	6,375
Audio Entertainment Group	-	-	-	-	-	-	21,925	60,993	37,751	120,669	31,332

Net revenues by geographical area
from unaffiliated customers:
Domestic	89,088	89,375	100,587	96,480	375,530	96,685	113,431	139,033	136,253	485,402	132,607
International	42,282	40,845	49,996	51,342	184,465	52,224	58,794	83,479	70,495	264,992	62,462

Balance Sheet accounts and metrics:
Accounts receivable, net (3)	68,039	73,345	89,178	87,558	87,558	88,576	115,078	126,169	118,008	118,008	121,702
Days sales outstanding	47	51	53	53		54	60	51	51		56
Inventory, net	47,418	65,940	75,074	60,201	60,201	56,441	99,167	106,573	105,882	105,882	135,979
Inventory turns	5.2	3.7	4.0	4.9		5.4	4.0	4.8	4.6		3.5

(1)	Includes Altec Lansing since the acquisition as at August 18, 2005
(2)	Non-GAAP
(3)	Certain balances related to other receivables have been reclassified from accounts receivable, net to other current assets, to represent March 2005 classifications